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                                                                      EXHIBIT 12

                         HOUSEHOLD INTERNATIONAL, INC.

             Computation of Ratio of Earnings to Fixed Charges and
            to Combined Fixed Charges and Preferred Stock Dividends
                  (All dollar amounts are stated in millions.)


                                                            Year ended December 31
                                -----------------------------------------------------------------------------
                                   1997           1996            1995              1994              1993
                                ---------      ---------        --------         --------           ---------
Income from continuing
   operations                   $   940.3      $   819.6        $  603.7         $   545.3          $   484.7
   Income taxes                     462.2          461.2           420.4             309.1              281.2
                                ---------      ---------        --------         ---------          ---------
Income before income taxes        1,402.5        1,280.8         1,024.1             854.4              765.9

Fixed charges:
   Interest expense(1)            2,367.9        2,337.4         2,378.7           1,923.9            1,788.7
   Interest portion of
   rentals(2)                        53.4           55.4            55.8              51.8               49.4
                                ---------      ---------        --------         ---------          ---------
Total fixed charges               2,421.3        2,392.8         2,434.5           1,975.7            1,838.1

Total earnings as defined       $ 3,823.8      $ 3,673.6        $3,458.6         $ 2,830.1          $ 2,604.0
                                =========      =========        ========         =========          =========
Ratio of earnings to fixed
   charges                           1.58           1.54            1.42              1.43               1.42
                                =========      =========        ========         =========          =========
Preferred stock dividends(3)    $    25.3      $    34.0        $   53.4         $    50.4          $    55.7
                                =========      =========        ========         =========          =========
Ratio of earnings to combined
   fixed charges and preferred
   stock dividends                   1.56           1.51            1.39              1.40               1.38
                                =========      =========        ========         =========          =========


(1) For financial statement purposes, these amounts are reduced for income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper issuances.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3) Preferred stock dividends are grossed up to their pre-tax equivalents.